Filed Pursuant to Rule 424(b)(5)
Registration No.: 333-207778

Prospectus Supplement
(To Prospectus dated
November 3, 2015 on Form S-3
and as amended on December 3, 2015)
1,043,479 Shares
IRADIMED CORPORATION
Common Stock

This is an offering by the selling stockholder of 1,043,479 shares of common stock of IRADIMED CORPORATION. We will not receive any proceeds from the sale of these shares by the selling stockholder.
Our Common Stock is listed on the NASDAQ under the symbol “IRMD.” The last reported sale price of our Common Stock on December 17, 2015 was $24.68 per share.

Investing in our Common Stock involves risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 5 of the accompanying Primary Offering prospectus.

	Per Share	Total
Public offering price	$24.25	$25,304,365.75
Underwriting discounts (1)	$.970	$1,012,175
Proceeds to selling stockholder	$23.280	$24,292,191

(1)
In addition to the underwriting discounts and commissions listed in the table above, we have agreed to reimburse Roth Capital Partners for all reasonable and documented out-of-pocket expenses incurred by it in connection with the offerings, up to a maximum of $75,000. See “Underwriting” at page S-15 for additional information regarding underwriting compensation.

The selling stockholder expects to deliver the Common Stock on or about December 23, 2015.  The selling stockholder granted the underwriter an option exercisable at any time (but not more than once), in whole or in part, for a period of 30 days from the date of this prospectus supplement up to an additional 156,521 shares from the selling stockholder at the per share purchase price set forth above to cover overallotments to the Secondary Offering, if any. If the underwriter exercises this option in full, the total underwriting discounts and commissions will be $1,164,000, and the selling stockholder’s total proceeds, before expenses, will be $27,936,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is December 18, 2015

You should only rely on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectuses and any issuer free writing prospectus we have authorized related to this offering. We have not, and each underwriter has not, authorized any other person to provide you with different or additional information. We and the selling stockholder are not, and each underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement, the accompanying prospectuses, the documents incorporated by reference in this prospectus supplement and the accompanying prospectuses, and any issuer free writing prospectus we have authorized related to this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We do not imply or represent by delivering this prospectus that IRADIMED CORPORATION, is unchanged after the date on the front of this prospectus supplement or that the information in this prospectus is correct as of any time after such date. You should read this prospectus supplement, the accompanying prospectuses, the documents incorporated by reference in this prospectus supplement and the accompanying prospectuses, and any issuer free writing prospectus we have authorized related to this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the securities being offered by the selling stockholder in the Secondary Offering, and also adds to and updates information contained in the accompanying prospectuses and the documents incorporated by reference. The second and part is the accompanying prospectus to the Secondary Offering, including the documents incorporated by reference, and provides more general information, some of which may not apply to this offering of securities. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectuses or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”), before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in one of the accompanying prospectuses — the statement in the document having the later date modifies or supersedes the earlier statement.
Unless the context otherwise requires, the terms “Company,” “we,” “us,” and “our” refer to IRADIMED CORPORATION, a Delaware corporation.
This prospectus supplement and the accompanying prospectus related to the Primary Offering (the “Primary Prospectus”) are part of a registration statement on Form S-3 that we filed on November 3, 2015, with the SEC using a “shelf” registration process with respect to up to $40,000,000 in securities that may be sold thereunder. The shelf registration statement was declared effective by the SEC on December 7, 2015. Under the shelf process, we may, from time to time, offer or sell any combination of the securities described in the accompanying prospectus in one or more offerings.
The accompanying prospectus provides you with a general description of the securities offered by the selling stockholder. Each time the selling stockholder uses the accompanying prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to, update or change information contained in the prospectus. The purpose of this prospectus supplement is to provide supplemental information regarding us in connection with this offering of Common Stock.
This prospectus supplement, each accompanying prospectus and the information incorporated herein and thereby by reference include trademarks, servicemarks and tradenames owned by us. The name IRADIMED CORPORATION and our logo are our trademarks.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to carefully read this entire prospectus supplement and the accompanying prospectus, along with the information incorporated by reference herein carefully, including the “Risk Factors” section. In this prospectus, unless the context otherwise requires, the terms “Company,” “we,” “us,” and “our” refer to IRADIMED CORPORATION., a Delaware corporation.

IRADIMED CORPORATION

Overview

IRADIMED CORPORATION (“IRADIMED”, the “Company”, “we”, “us”, “our”) develops, manufactures, markets and distributes magnetic resonance imaging (“MRI”) compatible products, and today, we are the only known provider of non-magnetic intravenous (“IV”) infusion pump systems. We were the first to develop an infusion delivery system that neutralizes the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (“RF”) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our MRidium MRI compatible IV infusion pump system uses a patented non-magnetic ultrasonic motor and other uniquely-designed non-ferrous parts that enable accurate, safe and dependable fluid delivery to patients undergoing an MRI procedure.

With the expanding use of MRI procedures, both traditional procedures and new intraoperative and interventional procedures, safe and reliable infusion delivery in an MRI environment is becoming increasingly important to hospitals and other medical providers. Our founder, President and Chief Executive Officer, Roger Susi, is a pioneer in the MRI compatible medical device industry, having invented the first MRI compatible patient monitoring system in 1986 and the first non-magnetic MRI safe infusion system in 2004. Since launching our first generation MRI compatible IV infusion pump system in 2005, we have continued to modify and improve our system, and we have leveraged our development strengths and unique market position to expand our customer base and profitability. We were incorporated in Oklahoma in July 1992 and reincorporated in Delaware in April 2014.

We sell our products primarily to acute care facilities and outpatient imaging centers, both in the United States and internationally. In fiscal year 2012, we undertook a direct sales strategy in the United States. Today, our direct sales force consists of 14 sales representatives, supplemented by three clinical support representatives. Our goal is to continue the expansion of our U.S. sales force. We have distribution agreements with 35 independent distributors selling our products internationally.

As of November 9, 2015 we estimate that we had approximately 2,900 MRI compatible IV infusion pump systems installed globally. Each system consists of an MRidium MRI compatible IV infusion pump, mobile stand, and proprietary disposable IV tubing sets and many of these systems contain additional optional upgrade accessories. We generate revenue from the one-time sale of pumps and accessories, ongoing service contracts and the sale of disposable IV tubing used during each scan. Our revenue growth has accelerated since initiating our direct sales effort. In fiscal year 2014, our revenue reached $15.6 million and our operating profit was $3.1 million representing an operating margin of 19.6%. This operating margin reflects the blended results of our IV infusion pumps, pump upgrades and disposable IV tubing sets.

Corporate Information

Our principal executive offices are located at 1025 Willa Springs Drive, Winter Springs, Florida 32708. Our telephone number is (407) 677-8022. Our website is located at http://www.iradimed.com/en-us/. Information contained on, or that can be accessed through, our website is not part of this prospectus.”

The Offering

Common Stock offered by the Selling stockholder (1)	1,043,479 shares
Overallotment Option
The selling shareholder has granted the underwriter an option to purchase up to 156,521 additional shares from the selling stockholder to cover overallotments in the Secondary Offering, if any. This option is exercisable at any time (but not more than once), in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of Proceeds	We will not receive any proceeds from the sale of the shares by the selling stockholder. See “Use of Proceeds.”

NASDAQ Listing	Our Common Stock is listed on the NASDAQ under the symbol “IRMD.”

Risk Factors
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and under the heading “Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2014, and of our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2015, which Annual Report and Quarterly Reports are incorporated herein by reference.

Outstanding Shares
The number of shares of Common Stock outstanding as of December 11, 2015 and immediately after these offerings is based on 11,158,125 shares outstanding and excludes as of this date:

•	1,641,343 shares of Common Stock issuable upon the exercise of stock options outstanding as of December 11, 2015 with a weighted-average exercise price of $2.5827 per share;

•	757,750 shares of Common Stock reserved for future issuance under our 2014 equity incentive plans as of December 11, 2015; and

•	191,600 shares of Common Stock issuable upon exercise of warrants outstanding as of December 17, 2015.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriter of its overallotment option.

Summary Financial Data
The following tables set forth, for the periods and dates indicated, our summary statements of operations and balance sheet data. The summary financial data has been derived from our unaudited financial statements and accompanying notes for the three and nine months ended September 30, 2015 and September 30, 2014. This information is only a summary. You should read this data in conjunction with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report filed on Form 10-K, Quarterly Reports filed on Form 10-Q and other information on file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled “Where You Can Find More Information.” The results included here are not necessarily indicative of future performance.

Statements of Operations and Comprehensive Income
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Revenue	$8,193,616	$3,811,947	$22,794,464	$12,069,553
Cost of revenue	1,590,222	959,593	4,340,429	2,485,704
Gross profit	6,603,394	2,852,354	18,454,035	9,583,849

Operating expenses:
General and administrative	1,675,784	1,261,872	5,629,071	3,485,051
Sales and marketing	1,206,203	880,711	3,399,581	2,505,019
Research and development	518,562	303,463	1,264,310	753,267
Total operating expenses	3,400,549	2,446,046	10,292,962	6,743,337
Income from operations	3,202,845	406,308	8,161,073	2,840,512
Other income (expense), net	64,709	(8,808)	157,660	6,275
Income before provision for income taxes	3,267,554	397,500	8,318,733	2,846,787
Provision for income taxes	1,400,406	160,143	3,193,519	1,067,242
Net income	$1,867,148	$237,357	$5,125,214	$1,779,545

Other comprehensive (loss) income:
Change in fair value of available-for-sale securities, net of tax (benefit) expense of $(6,369) and $70 for the three months ended September 30, 2015 and 2014, respectively, and $(8,833) and $(2,681) for the nine months ended September 30, 2015 and 2014, respectively	(10,341)	130	(14,343)	3,832
Realized gain on available-for-sale securities reclassified to net income, net of tax of $70 and $2,560 for the three and nine months ended September 30, 2014, respectively	—	(130)	—	(4,756)
Comprehensive income	$1,856,807	$237,357	$5,110,871	$1,778,621

Net income per share:
Basic	$0.17	$0.02	$0.47	$0.22
Diluted	$0.15	$0.02	$0.42	$0.18
Weighted average shares outstanding:
Basic	11,028,551	10,112,139	10,970,189	8,048,779
Diluted	12,382,531	11,269,358	12,294,307	9,688,602

Balance Sheet Data

	September 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,529,235	$9,454,150
Investments	7,890,617	7,913,793
Accounts receivable, net of allowance for doubtful accounts of $43,847 as of September 30, 2015 and $28,119 as of December 31, 2014	3,428,216	1,960,214
Inventory, net	2,259,290	2,125,838
Prepaid expenses and other current assets	361,304	276,540
Prepaid income taxes	215,721	320,941
Deferred income taxes	174,403	116,339
Total current assets	29,858,786	22,167,815
Property and equipment, net	851,671	794,835
Intangible assets, net	181,336	250,836
Deferred income taxes	121,184	76,557
Other assets	37,683	19,676
Total assets	$31,050,660	$23,309,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$916,882	$629,167
Accrued payroll and benefits	1,134,964	1,244,898
Other accrued taxes	23,295	65,790
Warranty reserve	63,080	27,925
Deferred revenue	532,945	308,341
Total current liabilities	2,671,166	2,276,121
Deferred revenue	265,740	142,902
Total liabilities	2,936,906	2,419,023

Stockholders’ equity:
Common stock; $0.0001 par value; 90,000,000 shares authorized; 11,069,400 shares issued and outstanding as of September 30, 2015 and 10,814,650 shares issued and outstanding as of December 31, 2014	1,107	1,082
Additional paid-in capital	17,898,000	15,785,838
Retained earnings	10,250,463	5,125,249
Accumulated other comprehensive loss	(35,816)	(21,473)
Total stockholders’ equity	28,113,754	20,890,696
Total liabilities and stockholders’ equity	$31,050,660	$23,309,719

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are will be incorporated into this prospectus contain “forward-looking statements” that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “About IRADIMED CORPORATION,” and “Risk Factors.” In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	our ability to receive clearance of our 510(k) submission, resolve various matters identified in the FDA Warning Letter, additional actions by or requests from the FDA (including a request to cease domestic distribution of products) and unanticipated costs or delays associated with the resolution of these matters;

•	our reliance on a single product;

•	our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals;

•	our expectations regarding the sales and marketing of our products and product candidates;

•	our expectations regarding the integrity of our supply chain for our products;

•	the timing and likelihood of FDA approvals and regulatory actions on our product candidates and product marketing activities;

•	the potential for adverse application of environmental, health and safety and other laws and regulations on our operations;

•	our expectations for market acceptance of our new products;

•	the potential for our marketed products to be withdrawn due to recalls, patient adverse events or deaths;

•	our ability to establish and maintain intellectual property on our products and our ability to successfully defend these in cases of infringement;

•	the implementation of our business strategies;

•	the potential for exposure to product liability claims;

•	our financial performance expectations;

•	our ability to compete in the development and marketing of our products and product candidates with other competitors in the industry;

•	difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory approvals or clearances associated with those activities;

•	changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations;

•	costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

•	actions of regulatory bodies and other government authorities, including the FDA and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sales or result in recalls, seizures, consent decrees, injunctions and monetary sanctions;

•	costs or claims resulting from potential errors or defects in our manufacturing that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, consequences, effects or timing of any commercial disputes, patent infringement claims or other legal proceedings or any government investigations;

•	interruption in our ability to manufacture our products or an inability to obtain key components or raw materials or increased costs in such key components or raw materials;

•	uncertainties in our industry due to government healthcare reform;

•	competitive pressures in the markets in which we operate;

•	the loss of, or default by, one or more key customers or suppliers; and

•	unfavorable changes to the terms of key customer or supplier relationships.

Forward-looking statements are not guarantees of future performance and are subject to substantial risks and uncertainties that could cause the actual results to differ materially from those that we predicted in the forward-looking statements. Investors should carefully review the information contained under the caption “Risk Factors” contained in Item 1A for a description of risks and uncertainties that could cause actual results to differ from those that we predicted. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements, except as required by federal securities laws.

RISK FACTORS
An investment in our securities which may be offered hereby is subject to numerous risks, including the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 and on Quarterly Reports on Form 10-Q for the periods ending  March 31, 2015, June 30, 2015, and September 30, 2015, which are incorporated by reference herein. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents we incorporate by reference in this prospectus before investing in our securities.  You could lose all or part of your investment in the securities.
Legal issues
On September 10, 2014, a Civil Action was filed in the U.S. District Court for the Southern District of Florida (“Lam Civil Action”). The Lam Civil Action was a putative class action lawsuit brought against the Company and certain individuals who are officers and / or directors of the Company. The plaintiff was an alleged shareholder of the Company, and in the operative complaint sought relief on behalf of a class of persons who purchased the Company’s common stock during the period from July 15, 2014 through September 17, 2014. The complaint alleged that the defendants failed to disclose material information concerning the Company’s compliance with FDA regulations in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, and that the putative class members suffered damages as a result. The complaint additionally alleged “control person” liability against the individual defendants under Section 20(a) of the Securities Exchange Act of 1934. The Company disputed the plaintiff’s allegations and theories of liability. On May 26, 2015, the court granted the defendants’ motions to dismiss the complaint in its entirety. On June 22, 2015, the plaintiff filed a notice of appeal in the U.S. Court of Appeals for the Eleventh Circuit. The appeal was dismissed with prejudice by the Court of Appeals on October 28, 2015 on joint motion of the parties.

FDA Warning Letter

The FDA conducted a routine inspection of our prior facility between April 7 and April 16, 2014. This was the first FDA inspection of our facility since the voluntary product recall in August 2012 of certain infusion sets and the voluntary recall in July 2013 of our DERS software. The FDA issued a Form 483 on April 16, 2014 that identified eight observations. The majority of the observations related to procedural and documentation issues associated with the design, development, validation testing and documentation of software used in certain of our products. Other observations were related to the design validation of pump labeling, design analysis of tube stretching, procedures for post-market design review, and control and procedures related to handling certain reported complaints. We submitted a response to the Form 483 in May 2014 and June 2014 in which we described our proposed corrective and preventative actions to address each of the FDA’s observations.

On September 2, 2014, we received a warning letter from the FDA relating to this inspection (the “Warning Letter”). The Warning Letter stated that the FDA accepted as adequate several of our responses to Form 483 observations, identified two responses whose accuracy will be determined in the next scheduled inspection of our facility and identified issues for which our response was determined to be inadequate. The issues identified as inadequate concern our procedures for validating device design primarily related to software quality assurance.

Also, the Warning Letter raised a new issue. The Warning Letter stated that modifications made to software on our previously cleared infusion pumps, the MRidium 3860 and MRidium 3850, were “significant” and required submission of new premarket notifications under Section 510(k) (a “510(k) submission”) of the FDC Act. These modifications were made over time. We believe they were insignificant and did not require premarket notification submissions. However, the FDA indicated that the modifications of the software for the MRidium 3860 and the software for the MRidium 3850 were “significant” modifications because they could significantly affect the safety or effectiveness of these devices. As a result, the Warning Letter states that the products being sold by us are “adulterated” and “misbranded” under the FDC Act. The Warning Letter also indicates that the MRidium 3860+ infusion pump requires separate FDA clearance from the MRidium 3860 and MRidium 3850.

The Warning Letter requested that we immediately cease activities that result in the misbranding or adulteration of the MRidium 3860 MRI infusion pump, MRidium 3850 MRI infusion pump, and the MRidium 3860+ MRI infusion pump, including the commercial distribution of the devices. We immediately complied with the

Warning Letter and ceased sale and distribution of the identified products in the United States.

On September 4, 2014, we submitted to the FDA our initial response to the Warning Letter and on September 17, 2014 we sent an additional response that included supplemental information related to the Form 483 inspection observations for which the FDA considered our initial responses inadequate.

On November 25, 2014, we announced that we filed the 510(k) submission related to our MRidium 3860+ MRI IV infusion pumps and on December 12, 2014 we were notified that our 510(k) submission had been formally accepted for review by the FDA. On December 22, 2014, under FDA enforcement discretion, we announced that we resumed domestic distribution of our MRI compatible MRidium 3860+ MRI IV infusion pump systems, without the DERS option. On January 28, 2015, under FDA enforcement discretion, we announced that we resumed domestic distribution of our DERS option.

We continue to work with the FDA to fully resolve the Warning Letter and complete the review of the 510(k) submission.  On December 9, 2015, we met with the FDA to review responses to the agency’s additional information letter and will continue to work with the FDA during the review of our 510(k) submission.
USE OF PROCEEDS
We will not receive any of the proceeds from the sale of any securities offered pursuant to this prospectus by the selling stockholder.

PRICE RANGE OF OUR COMMON STOCK
Our Common Stock is listed on the NASDAQ under the symbol “IRMD.” The following table sets forth, for the periods indicated, the high and low closing sales prices of our Common Stock as reported on the NASDAQ:

	High	Low
Fiscal Year ending December 31, 2014
Third Quarter(1)	$11.29	$6.75
Fourth Quarter	$12.90	$7.00

Fiscal Year ending December 31, 2015
First Quarter	$15.89	$12.75
Second Quarter	$23.27	$15.12
Third Quarter	$27.78	$18.97
Fourth Quarter (through December 17, 2015)	$32.69	$24.68
(1) Our Initial Public Offering was filed on June 18, 2014 and we began trading on the NASDAQ on July 14, 2014.
As of November 30, 2015, there were 9 holders of record of our Common Stock. On December 17, 2015, the last sale price reported on the NASDAQ for our Common Stock was $24.68 per share.

DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our Common Stock for the foreseeable future. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our Common Stock will be our stockholders’ sole source of potential gain for the foreseeable future.
DESCRIPTION OF SECURITIES
In these offerings, the selling stockholder is offering shares of Common Stock. There were 11,158,125 shares of Common Stock outstanding and no shares of preferred stock outstanding as of December 11, 2015.
SELLING STOCKHOLDER
Roger Susi, the selling stockholder, beneficially owns an aggregate of 7,000,000 shares of our common stock. The selling stockholder acquired his shares during the organization and initial capitalization of the Company.  The selling stockholder is the President, Chief Executive Officer and a Director of the Company.  As of December 16, 2015, the selling stockholder, through his related trusts, beneficially owned, in the aggregate, 7,000,000 shares of common stock of the Company.  After giving effect to the offering, the selling stockholder will beneficially own 5,956,521 shares of common stock of the Company, comprising 53.38 percent of the Company’s outstanding Common Stock.  All of such shares of our Common Stock offered by this prospectus are being offered by the selling stockholder for his own accounts and we will not receive any proceeds from the sale of such shares. The selling stockholder, or his transferees, donees or his respective successors, may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when or in what amount the selling stockholder may offer their shares for sale under this prospectus, if any.

The following table sets forth, with respect to the selling stockholder, based upon information available to us as of November 30, 2015, (1) the number of shares of our Common Stock beneficially owned as of such date and(2) the number of Shares that may be sold pursuant to the Secondary Offering; and (3) the number and percent of the 5,800,000 shares of our Common Stock outstanding upon completion of these offerings beneficially owned by such selling stockholder after the offerings, assuming the sale by the selling stockholder of all of the selling stockholder’s shares of Common Stock.

	Shares Beneficially Owned		Shares Beneficially Owned After this Offering
Name of Selling stockholder (shares that may be sold)	Number	Percentage	Number	Percentage
Roger Susi (1,043,479)	7,000,000	62.73%	5,956,521	53.38%

DETERMINATION OF OFFERING PRICE
Our Common Stock is currently listed on the NASDAQ. The underwriter, however, is not obligated to make a market in our securities, and even if they choose to make a market, they can discontinue at any time without notice. Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our securities will develop further or, if developed further, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriter. Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of these offerings.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.
UNDERWRITING
The selling stockholder has agreed to sell to Roth Capital Partners LLP, the underwriter, 1,043,479 shares, and Roth Capital Partners LLP has agreed to purchase such shares from the selling stockholder.

Our Common Stock trades on the NASDAQ under the symbol “IRMD.”

The underwriting agreement provides that the obligation of the underwriter to purchase the shares of Common Stock offered by this prospectus supplement and the accompanying prospectuses is subject to the approval of certain legal matters by counsel for the representative and to certain other conditions. The underwriter is obligated to purchase all of the shares of Common Stock offered hereby if any such shares are purchased.

The selling stockholder has granted the underwriter an option, exercisable at any time (but not more than once), in whole or in part, for a period of 30 days from the date of this prospectus supplement, to buy up to an additional 156,521 shares from the selling stockholder at the public offering price, less the underwriting discounts and commissions, to cover overallotments, if any.
Discounts, Commissions and Expenses
The underwriter proposes to offer the shares of Common Stock purchased from a trust affiliated with the selling stockholder in the Secondary Offering, pursuant to the underwriting agreement to the public at the public offering price per share set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.970 per share. After these offerings, the public offering price and concession may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

In connection with the sale of the Common Stock to be purchased by the underwriter from a trust affiliated with the selling stockholder in the Secondary Offering, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriter’s commissions and discounts will be 4% of the gross proceeds of the Secondary Offering, or $0.970 per share, based on the public offering price per share set forth on the cover page of this prospectus supplement. The underwriting discount was determined through arms’ length negotiations between IRADIMED CORPORATION and the underwriter.

In addition, we have agreed to reimburse Roth Capital Partners at closing for all reasonable filing fees and reasonable fees and disbursements of the representatives’ counsel incurred in connection with the qualification of the shares of Common Stock being offered in these offerings and in connection with any FINRA filing and all reasonable out-of-pocket expenses that have been incurred by Roth Capital Partners in connection with these offerings, up to a maximum aggregate of $75,000. We estimate that expenses payable by us in connection with these offerings of our securities, other than the underwriting discounts and commissions, will be approximately $75,000 The following table shows the underwriting discounts and commissions payable to the underwriter by us in connection with the Secondary Offering (assuming both the exercise and non-exercise of the overallotment option to purchase additional shares of common stock the selling stockholder has granted to the underwriter):

	Per Share		Total
	Without Overallotment Option	With Overallotment Option	Without Overallotment Option	With Overallotment Option
Public Offering Price	$24.25	$24.25	$25,304,366	$29,100,000
Underwriting discounts and commissions paid by the Selling Stockholder	$0.970	$0.970	$1,012,175	$1,164,000

Indemnification
Pursuant to the underwriting agreement, we, and the trust affiliated with the selling stockholder through which the offered shares are held, severally and jointly, have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that each underwriter or such other indemnified parties may be required to make in respect of those liabilities.
Restrictions on Future Sales
We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for our Common Stock, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock, or (iii) file any registration statement with the SEC relating to the offering of any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Common Stock, without the prior written consent of Roth Capital Partners for a period of 90 days (the “Lock-up Period”), following the date of this prospectus supplement. This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of securities sold in these offerings, (ii) the issuance of shares of our Common Stock upon the exercise of outstanding options or warrants and the vesting of restricted stock units, (iii) the issuance of employee stock options not exercisable during the Lock-up Period and the grant, redemption or forfeiture of restricted stock awards or units pursuant to our equity incentive plans or as new employee inducement grants and (iv) the issuance of Common Stock or warrants to purchase Common Stock in connection with mergers or acquisitions of securities, businesses, property or other assets, joint ventures, strategic alliances, equipment leasing arrangements or debt financing.

In addition, each of our directors and executive officers has entered into a lock-up agreement with Roth Capital Partners, as representative of the underwriter. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including short sales), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of any shares of our Common Stock or securities convertible into or exchangeable for shares of our Common Stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of the representative, for a period of 60 days (for all directors and executives officers other than Roger Susi, Mr. Susi’s lock-up agreement is for a period of 90 days), subject to the exception of the shares of Common Stock sold in the Secondary Offering. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are also subject to exceptions for transfers (i) as a bona fide gift or gifts to immediate family members who agree to be bound by these restrictions, (ii) by will or the laws of descent and distribution or to one or more trusts for bona fide estate planning purposes, or (iii) to us or as may be required under any of our benefit plans. The lock-up agreements do not restrict the ability of the directors and executive officers from purchasing shares of our Common Stock on the open market or under an employee stock purchase plan of the Company or exercising any options or other convertible securities granted under any benefit plan of the Company.
Electronic Distribution
This prospectus supplement and the accompanying prospectuses may be made available in electronic format on websites or through other online services maintained by an underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectuses in electronic format, the information on an underwriter’s websites or our website and any information contained in any other websites maintained by an underwriter or by us is not part of this prospectus supplement, the accompanying prospectuses or the registration statements of which this prospectus supplement and the accompanying prospectuses forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of our shares of Common Stock offered hereby is completed, SEC rules may limit the underwriter from bidding for and purchasing our shares of Common Stock.

In connection with the offering the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Overallotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriter is not greater than the number of shares that the underwriter may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any covered short position by either exercising the overallotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, each underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the overallotment option. A naked short position occurs if the underwriter sells more shares than could be covered by the overallotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of Common Stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.
Affiliations
The underwriter and/or its respective affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services the underwriter has received and, may in the future receive, customary fees. Except for services provided in connection with these offerings, the underwriter has provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.
Selling Restrictions
European Economic Area
This prospectus supplement and the accompanying prospectuses do not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with these offerings. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any shares of Common Stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectuses may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriter for any such offer; or

(c)	in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
This prospectus supplement and the accompanying prospectuses are not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus supplement and the accompanying prospectus are directed at, and this prospectus supplement and the accompanying prospectus are only being distributed to, (1) persons who receive this prospectus supplement and the accompanying prospectuses outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49 (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus supplement and the accompanying prospectuses must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus supplement and the accompanying prospectuses relate is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Each underwriter has represented, warranted and agreed, severally and not jointly, that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)
it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS
K&L Gates LLP, Los Angeles, California, counsel to IRADIMED CORPORATION, will issue a legal opinion concerning the validity of the issuance of the Common Stock offered by this prospectus supplement. Procopio Cory Hargreaves and Savitch LLP, San Diego, California is counsel to Roth Capital Partners, LLC in connection with these offerings.
EXPERTS
The financial statements of IRADIMED CORPORATION as of December 31, 2014 and December 31, 2013 and for the years ended December 31, 2014 and December 31, 2013, incorporated in this prospectus supplement by reference to the IRADIMED CORPORATION Annual Report on Form 10-K for the years ended December 31, 2014 and December 31, 2013, have been so incorporated in reliance on the report of RSM US LLP (formerly McGladrey LLP), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement and the accompanying prospectuses are part of the registration statements on Form S-3 and Form S-8 that we filed with the SEC under the Securities Act and do not contain all of the information set forth in the registration statements. Whenever we make reference in this prospectus supplement or the accompanying prospectuses to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are part of the registration statements or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectuses for a copy of each such contract, agreement or other document.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, who file electronically with the SEC. The address of the site is http://www.sec.gov.

In addition, we maintain a website that contains information, including copies of reports, proxy statements and other information we file with the SEC. The address of our website is www.iradimed.com. Information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus and may disclose a change in our business, prospectus, financial condition, or other affairs after the date of this prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 23, 2015, including certain information incorporated by reference therein from our Definitive Proxy Statement for our 2014 annual meeting of stockholders filed on April 21, 2014;
•	Quarterly Reports on Form 10-Q for the fiscal periods ended: (i) March 31, 2015, as filed with the SEC on May 11, 2015; (ii) June 30, 2015, as filed with the SEC on August 11, 2015; and (iii) September 30, 2015, as filed with the SEC on November 10, 2015.
•	Current Reports on Form 8-K, as filed with the SEC on January 28, 2015 and June 15, 2015.
•	The description of our common stock contained in our Registration Statement on Form 8-A filed on July 10, 2014, including any amendments or reports filed for the purpose of updating such description.
•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and prior to the effectiveness of such registration statement, and (ii) after the date of this prospectus and prior to the termination of this offering, unless otherwise stated therein.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.
Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any prospectus supplement, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to: IRADIMED CORPORATION, 1025 Willa Springs Drive, Winter Springs, Florida 32708, Attn: Corporate Secretary. Our website address is www.iradimed.com/en-us/.
You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus or any prospectus supplement. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any of the securities, or any combination of the securities, described in this prospectus, in each case in one or more offerings up to a total dollar amount of proceeds of $40,000,000 and the selling stockholder may sell up to 1,200,000 shares of our common stock. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we or the selling stockholder offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in any offering hereunder.
USE OF TERMS
Unless the context otherwise requires, the terms “Company,” “we,” “us,” and “our” refer to IRADIMED CORPORATION., a Delaware corporation.
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are will be incorporated into this prospectus contain “forward-looking statements” that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “About IRADIMED CORPORATION,” and “Risk Factors.” In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	our ability to receive clearance of our 510(k) submission, resolve various matters identified in the FDA Warning Letter, additional actions by or requests from the FDA (including a request to cease domestic distribution of products) and unanticipated costs or delays associated with the resolution of these matters;

•	our reliance on a single product;

•	our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals;

•	our expectations regarding the sales and marketing of our products and product candidates;

•	our expectations regarding the integrity of our supply chain for our products;

•	the timing and likelihood of FDA approvals and regulatory actions on our product candidates and product marketing activities;

•	the potential for adverse application of environmental, health and safety and other laws and regulations on our operations;

•	our expectations for market acceptance of our new products;

•	the potential for our marketed products to be withdrawn due to recalls, patient adverse events or deaths;

•	our ability to establish and maintain intellectual property on our products and our ability to successfully defend these in cases of infringement;

•	the implementation of our business strategies;

•	the potential for exposure to product liability claims;

•	our financial performance expectations;

•	our ability to compete in the development and marketing of our products and product candidates with other competitors in the industry;

•	difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory approvals or clearances associated with those activities;

•	changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations;

•	costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

•	actions of regulatory bodies and other government authorities, including the FDA and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sales or result in recalls, seizures, consent decrees, injunctions and monetary sanctions;

•	costs or claims resulting from potential errors or defects in our manufacturing that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, consequences, effects or timing of any commercial disputes, patent infringement claims or other legal proceedings or any government investigations;

•	interruption in our ability to manufacture our products or an inability to obtain key components or raw materials or increased costs in such key components or raw materials;

•	uncertainties in our industry due to government healthcare reform;

•	competitive pressures in the markets in which we operate;

•	the loss of, or default by, one or more key customers or suppliers; and

•	unfavorable changes to the terms of key customer or supplier relationships.

Forward-looking statements are not guarantees of future performance and are subject to substantial risks and uncertainties that could cause the actual results to differ materially from those that we predicted in the forward-looking statements. Investors should carefully review the information contained under the caption “Risk Factors” contained in Item 1A for a description of risks and uncertainties that could cause actual results to differ from those that we predicted. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements, except as required by Federal Securities laws.

ABOUT IRADIMED CORPORATION
Our Business

We are the only known provider of non-magnetic intravenous (“IV”) infusion pump systems that are designed to be safe for use during magnetic resonance imaging (“MRI”) procedures. Other electromechanical medical devices and pumps contain magnetic and electronic parts that are potentially dangerous to operate in the presence of the powerful magnet that drives an MRI. Our MRidium 3860+ MRI compatible IV infusion pump system has been designed with non-ferrous parts, ceramic ultrasonic motors, non-magnetic mobile stands and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach to providing IV fluids before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan. MRidium is a trademark of IRADIMED CORPORATION.

Each IV infusion pump system consists of an MRidium MRI compatible IV infusion pump, mobile stand, and proprietary disposable IV tubing sets and many of these systems contain additional optional upgrade accessories. We primarily generate revenue from the one-time sale of pumps and accessories, in addition to revenue generated from ongoing service contracts and the sale of proprietary disposable tubing sets used during each patient infusion. The principal customers for our MRI compatible products include hospitals, acute care facilities and outpatient imaging centers.

We sell our MRI compatible products through our direct sales force in the U.S. and independent distributors internationally. Selling cycles for medical devices vary widely but are typically three to six months in duration. We also enter into agreements with healthcare supply contracting companies in the U.S., which enable us to sell and distribute our MRidium MRI compatible IV infusion pump systems to their member hospitals. Under these agreements, we are required to pay these group purchasing organizations (“GPOs”) a percentage fee based on sales of our products to their member hospitals. We currently have contracts with four major GPOs that effectively give us the ability to sell to more than 95% of all U.S. acute care facilities.

FDA Warning Letter

The FDA conducted a routine inspection of our prior facility between April 7 and April 16, 2014. This was the first FDA inspection of our facility since the voluntary product recall in August 2012 of certain infusion sets and the voluntary recall in July 2013 of our DERS software. The FDA issued a Form 483 on April 16, 2014 that identified eight observations. The majority of the observations related to procedural and documentation issues associated with the design, development, validation testing and documentation of software used in certain of our products. Other observations were related to the design validation of pump labeling, design analysis of tube stretching, procedures for post-market design review, and control and procedures related to handling certain reported complaints. We submitted a response to the Form 483 in May 2014 and June 2014 in which we described our proposed corrective and preventative actions to address each of the FDA’s observations.

On September 2, 2014, we received a warning letter from the FDA relating to this inspection (the “Warning Letter”). The Warning Letter stated that the FDA accepted as adequate several of our responses to Form 483 observations, identified two responses whose accuracy will be determined in the next scheduled inspection of our facility and identified issues for which our response was determined to be inadequate. The issues identified as inadequate concern our procedures for validating device design primarily related to software quality assurance.

Also, the Warning Letter raised a new issue. The Warning Letter stated that modifications made to software on our previously cleared infusion pumps, the MRidium 3860 and MRidium 3850, were “significant” and required submission of new premarket notifications under Section 510(k) (a “510(k) submission”) of the FDC Act. These modifications were made over time. We believe they were insignificant and did not require premarket notification submissions. However, the FDA indicated that the modifications of the software for the MRidium 3860 and the software for the MRidium 3850 were “significant” modifications because they could significantly affect the safety or effectiveness of these devices. As a result, the Warning Letter states that the products being sold by us are “adulterated” and “misbranded” under the FDC Act. The Warning Letter also indicates that the MRidium 3860+

infusion pump requires separate FDA clearance from the MRidium 3860 and MRidium 3850.

The Warning Letter requested that we immediately cease activities that result in the misbranding or adulteration of the MRidium 3860 MRI infusion pump, MRidium 3850 MRI infusion pump, and the MRidium 3860+ MRI infusion pump, including the commercial distribution of the devices. We immediately complied with the Warning Letter and ceased sale and distribution of the identified products in the United States.

On September 4, 2014, we submitted to the FDA our initial response to the Warning Letter and on September 17, 2014 we sent an additional response that included supplemental information related to the Form 483 inspection observations for which the FDA considered our initial responses inadequate.

On November 25, 2014, we announced that we filed the 510(k) submission related to our MRidium 3860+ MRI IV infusion pumps and on December 12, 2014 we were notified that our 510(k) submission had been formally accepted for review by the FDA. On December 22, 2014, under FDA enforcement discretion, we announced that we resumed domestic distribution of our MRI compatible MRidium 3860+ MRI IV infusion pump systems, without the DERS option. On January 28, 2015, under FDA enforcement discretion, we announced that we resumed domestic distribution of our DERS option.

We continue to work with the FDA to fully resolve the Warning Letter and complete the review of the 510(k) submission.

History and Development

Mr. Susi founded Invivo Research Inc. in 1979 where he developed the first MRI compatible patient monitoring system. Mr. Susi served as the President of Invivo Research Inc. from 1979 until 1998, and as its Chairman of the Board of Directors from 1998 until 2000. Under Mr. Susi’s leadership, Invivo Research matured from a start-up medical device company into a leading producer of vital signs monitoring devices during MRI procedures. Invivo Research was acquired by Invivo Corporation in 1992, which began trading on the NASDAQ Stock Exchange in 1994. Mr. Susi served as a Director of Invivo Corporation from 1998 until 2000 and oversaw technical areas from 2000 to 2004. Invivo Corporation was acquired by Intermagnetics General Corporation in 2004 for $152 million. The Invivo system, currently owned by Koninklijke Philips NV (NYSE: PHG), continues to maintain its position as the market-leading MRI compatible vital signs monitor.

Mr. Susi began exploring the market for an MRI compatible IV infusion pump while at Invivo. Invivo subsequently disclaimed any interest in the infusion pump and acknowledged that Mr. Susi was free to pursue the infusion pump development for his own account. Accordingly, after leaving Invivo in January 2004, Mr. Susi began the formal and detailed development of what subsequently has become our MRidium MRI compatible IV infusion pump system. During 2005, he assembled a team of individuals experienced in the medical device industry, many of whom were former employees of Invivo. This first generation MRI compatible IV infusion pump system and its associated proprietary IV tubing sets obtained FDA market clearance in March 2005 after which point we began our sales and marketing efforts.

We initially marketed the product ourselves in the U.S. with limited sales staff, and within one year, commenced international sales through a network of distributors. In 2006, we signed an exclusive distribution agreement with Mallinckrodt/Tyco Healthcare (now part of Medtronic plc (NYSE: MDT)) for domestic and Canadian distribution of our products including the MRidium 3850 MRI compatible IV infusion pump system. The exclusive arrangement ended in 2010, allowing us to implement a direct marketing strategy with our own sales force in the U.S. and Canada.

In 2009, we introduced our second generation MRI compatible IV infusion pump system, the MRidium 3860+ which improved upon the previous 3850 version in a number of areas, including the addition of SpO2, blood oxygen saturation monitoring, and remote wireless monitoring capability. An SpO2 monitor can signal when an insufficient level of oxygen is being supplied to the body. Our MRidium 3860+ is the leading MRI compatible IV infusion pump system on the market today.

Office Location
Our principal executive offices are located at 1025 Willa Springs Drive, Winter Springs, Florida 32708. Our telephone number is (407) 677-8022. Our website is located at http://www.iradimed.com/en-us/. Information contained on, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS
An investment in our securities which may be offered hereby is subject to numerous risks, including the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents we incorporate by reference in this prospectus before investing in our securities.  You could lose all or part of your investment in the securities.
Legal issues
On September 10, 2014, a Civil Action was filed in the U.S. District Court for the Southern District of Florida (“Lam Civil Action”). The Lam Civil Action was a putative class action lawsuit brought against the Company and certain individuals who are officers and / or directors of the Company. The plaintiff was an alleged shareholder of the Company, and in the operative complaint sought relief on behalf of a class of persons who purchased the Company’s common stock during the period from July 15, 2014 through September 17, 2014. The complaint alleged that the defendants failed to disclose material information concerning the Company’s compliance with FDA regulations in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, and that the putative class members suffered damages as a result. The complaint additionally alleged “control person” liability against the individual defendants under Section 20(a) of the Securities Exchange Act of 1934. The Company disputed the plaintiff’s allegations and theories of liability. On May 26, 2015, the court granted the defendants’ motions to dismiss the complaint in its entirety. On June 22, 2015, the plaintiff filed a notice of appeal in the U.S. Court of Appeals for the Eleventh Circuit. The appeal was dismissed with prejudice by the Court of Appeals on October 28, 2015 on joint motion of the parties.
USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement relating to a specific offering, we intend to use the net proceeds from the sale of securities by us under this prospectus to expand our sales and marketing initiatives, accelerate our research and development efforts, and for general corporate purposes, which may include working capital, capital expenditures and operational purposes. We may also use a portion of such net proceeds to acquire or invest in businesses or products, although we have no current agreements or commitments relating to any potential acquisitions and we may not complete any such future acquisitions.
The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.
We will not receive any of the proceeds from the sale of any securities offered pursuant to this prospectus by the selling stockholder.

SELLING STOCKHOLDER
This prospectus also relates to the resale by the selling stockholder, Roger Susi, from time to time of an aggregate of 1,200,000 shares of our common stock. The selling stockholder acquired his shares during the organization and initial capitalization of the Company.  The selling stockholder is the President, Chief Executive Officer and a Director of the Company.  As of November 30, 2015, the selling stockholder, through his related trusts, beneficially owned, in the aggregate, 7,000,000 shares of common stock of the Company.  After giving effect to the offering, the selling stockholder will hold 5,800,000 shares of common stock of the Company, comprising 52.4% percent of the Company’s outstanding common stock.  All of such shares of our common stock offered by this prospectus are being offered by the selling stockholder for his own accounts and we will not receive any proceeds from the sale of such shares. The selling stockholder, or his transferees, donees or his respective successors, may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when or in what amount the selling stockholder may offer their shares for sale under this prospectus, if any.
This prospectus also relates to the resale of 201,600 shares of common stock underlying warrants, set forth in the table below, which underlying shares were registered and remain unsold under the registrant’s Registration Statement on Form S-1 (File No. 333-196875) which was initially declared effective by the Securities and Exchange Commission on July 15, 2014.  The underlying warrants were issued in connection with the Company’s Registration Statement on Form S-1 and were registered at that time.

Name of Warrantholder	Number of Shares Underlying Warrants
Roth Capital Partners, LLC	162,031
Lisa Walters-Hoffert	19,409
Monarch Capital Group, LLC	20,160
 All of such shares of our common stock offered by this prospectus are being offered by the selling Warrantholders for their own accounts and we will not receive any proceeds from the sale of such shares. The selling Warrantholders, or their transferees, donees or their respective successors, may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when or in what amount the selling Warrantholder may offer their shares for sale under this prospectus, if any.

DESCRIPTION OF OUR COMMON STOCK
We are authorized to issue 31,500,000 shares of common stock, $0.0001 par value per share. As of November 30, 2015, we had approximately 11,087,250 shares of common stock issued and outstanding.
General
Voting and Dividends.  Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote except for matters related to potential amendments to our Certificate of Incorporation or matters that solely relate to the terms of one or more outstanding series of our Preferred Stock. Holders of our Common Stock are entitled to receive, when, as and if declared by the Board, dividends pro rata based on the number of shares of Common Stock held. These dividend rights are junior to those of the Preferred Stock holders’ rights to dividends, if any.

Liquidation.  Liquidation preference of the Common Stock holders is junior to that of the Preferred Stock holders.

Redemption.  The Common Stock is not redeemable at the option of the holder.
The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of any series of preferred stock that we may designate in the future.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Listing
Our shares of common stock are traded on the NASDAQ Capital Market under the ticker symbol “IRMD.”

CERTAIN PROVISIONS OF DELAWARE LAW, THE COMPANY’S CERTIFICATE OF
INCORPORATION AND BYLAWS, AND THE COMPANY’S STOCKHOLDER RIGHTS PLAN
The following paragraphs summarize certain provisions of the Delaware General Corporation Law, or the DGCL, and our certificate of incorporation and bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to our certificate of incorporation and bylaws, copies of which are on file with the SEC as exhibits to documents previously filed by us. See “Where You Can find More Information.”
Certain Provisions of Our Certificate of Incorporation and Bylaws; Delaware Anti-Takeover Law
Certain provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. Under Delaware law, directors generally have a duty to act without self-interest, on an informed basis, in good faith, and in a manner they reasonably believe to be in the best interests of the stockholders. Nevertheless, a Delaware court will generally apply a policy of judicial deference to a board of directors’ decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that:
•	they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and
•	the board of directors action taken was neither preclusive nor coercive and was reasonable in relation to the threat posed.

Business Combinations. Delaware law generally requires that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (a) the merger agreement does not amend the existing certificate of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. Delaware law generally does not require class voting for mergers, reorganizations, sales of assets or similar transactions, except in certain situations involving an amendment of the certificate of incorporation that adversely affects a specific class of shares.
In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Removal and Vacancies. Under our certificate of incorporation, subject to the rights of holders of any series of preferred stock, directors may be removed with or without cause by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding stock entitled to vote. Any vacancy on our board of directors may only be filled by the holders of Series A Preferred Stock and Common Stock (voting together as a single-class on an as-converted basis) vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. When the board fills a vacancy, the director chosen to fill that vacancy will hold office until such director’s successor would have been elected and will qualify or until such director resigns or is removed.

Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws contain further provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, include the following:
•	an advance notice procedure exists with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and
•	our board of directors may designate the terms of and issue new series of preferred stock.
Such provisions may have the effect of discouraging a third-party from acquiring Iradimed even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.
However, these provisions could have the effect of discouraging others from making tender offers for shares of Iradimed that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in management.
Stockholder Meetings. Our certificate of incorporation provides that any action required or permitted to be taken by stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our bylaws further provide that special meetings of the stockholders may only be called by Iradimed’s board of directors, chairman of the board, chief executive officer or the president and the business transacted at special meetings of stockholders is limited to the business stated in the notice of such meetings. Under our bylaws, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with advance notice requirements. These provisions could have the effect of delaying, until the next stockholders’ meeting, stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting, and not by written consent.
PLAN OF DISTRIBUTION
We and/or the selling stockholder may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, (iv) through a combination of any of these methods or (v) any other method permitted by applicable law. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:
•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price of the securities;
•	any over-allotment options under which underwriters may purchase additional securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchange or market on which the securities may be listed.
Sale Through Underwriters or Dealers
Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.
If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us and/or the selling stockholder. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
If dealers are used in the sale of securities offered through this prospectus, we and/or the selling stockholder will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.
In compliance with the guidelines of the Financial Industry Regulatory Authority, or “FINRA,” the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.
If 5% or more of the net proceeds of any offering of our common stock made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.
Direct Sales and Sales Through Agents
We and/or the selling stockholder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We and/or the selling stockholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts
If the prospectus supplement indicates, we and/or the selling stockholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions
We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we and/or the selling stockholder use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.
Certain persons participating in an offering may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
General Information
Agents, underwriters, and dealers may be entitled, under agreements entered into with us and/or the selling stockholder, to indemnification by us and/or the selling stockholder against certain liabilities, including liabilities under the Securities Act. Our and/or the selling stockholder’s agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us and/or the selling stockholder, in the ordinary course of business.
LEGAL MATTERS
The validity of the issuance of the securities offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California.
EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by RSM US LLP (formerly McGladrey LLP), an independent registered public accounting firm, as stated in their reports thereon incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, along with other information, with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents were filed with the SEC pursuant to the Exchange Act and are incorporated by reference and made a part of this prospectus:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 23, 2015, including certain information incorporated by reference therein from our Definitive Proxy Statement for our 2014 annual meeting of stockholders filed on April 21, 2014;
•	Quarterly Reports on Form 10-Q for the fiscal periods ended: (i) March 31, 2015, as filed with the SEC on May 11, 2015; (ii) June 30, 2015, as filed with the SEC on August 11, 2015; and (iii) September 30, 2015, as filed with the SEC on November 10, 2015.
•	Current Reports on Form 8-K, as filed with the SEC on January 28, 2015 and June 15, 2015.
•	The description of our common stock contained in our Registration Statement on Form 8-A filed on July 10, 2014, including any amendments or reports filed for the purpose of updating such description.
•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and prior to the effectiveness of such registration statement, and (ii) after the date of this prospectus and prior to the termination of this offering, unless otherwise stated therein.
Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.
Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any prospectus supplement, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to: IRADIMED CORPORATION, 1025 Willa Springs Drive, Winter Springs, Florida 32708, Attn: Corporate Secretary. Our website address is www.iradimed.com/en-us/.
You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus or any prospectus supplement. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

1,043,479 Shares of Common Stock
PROSPECTUS SUPPLEMENT

Roth Capital Partners

December 18, 2015